1995 Long Term Incentive Plan


Stock Option Award Agreement

between


Alexander & Alexander Services Inc.

and



___________________________
("Employee")


       Alexander & Alexander Services Inc. (the
"Company"), by action of the Compensation, Benefits and Nominating Committee of its Board of Directors (the "Committee") pursuant to the 1995 Long Term Incentive Plan
(the "Plan") has granted to the Employee, as of __________, an option (the "Option") to purchase _______ shares of the Common Stock, $1 par value (the "Stock"), of the Company at $________ per share, which price is the closing price of the Stock on the New York Stock Exchange on the date of grant.
The Option is intended to be a "non qualified option" within the meaning of Section 2(j) of the Plan. The terms of this Agreement shall pertain to the Option except as otherwise provided.

       The Option is subject in all respects to the provisions of the Plan, a copy of which has been furnished to the Employee and receipt of which the Employee acknowledges by acceptance of this Agreement. The Plan is incorporated by
reference into this Agreement.    In addition to the
provisions of the Plan, the following terms, conditions and restrictions are applicable to the Option:

(a) Neither the Option nor any part thereof may be exercised unless and until any Stock to be received upon exercise of the Option shall be listed or approved for listing on the New York Stock Exchange and registered under the Securities Act of 1933, unless the issuance of the Stock shall, in the opinion of counsel to the Company, be exempt from registration.

       (b) Subject to the provisions of subparagraph (a) of this Agreement, the Option shall be exercisable as to an initial installment of not more than ____% of the total number of shares covered hereby on and after________, and additional installments of ____%, ____% and ____% on or after ____________, ____________, and ____________. Each installment shall remain exercisable until _____________ (the "Expiration Date"), a date 10 years from the date of grant, or such earlier date as (1) all shares covered by the Option shall have been purchased or (2) the Option shall have expired as provided in Section 6.1(g) of the Plan. To the extent not exercised, installments shall accumulate, provided that the Option shall expire in any event on the Expiration Date. To the extent that any installment or part of any installment of the Option may not be exercised as provided for above because shares of Stock are not registered under the Securities Act of 1933 or the issuance of Stock, in the opinion of counsel to the Company, is not exempt from registration, then such installment or part of such installment shall become exercisable when shares of Stock first become registered or the issuance of shares of Stock may be exempt, but in no event prior to the times set forth above or after the Expiration Date.

       (c) Notwithstanding paragraph (b) of this Agreement, the Option shall become exercisable commencing on the date of a "change of control" of the Company under the terms and conditions specified in Section 9.12 of the Plan.

       (d) The Option shall not be transferable by the Employee otherwise than by will and the laws of descent and distribution. During the Employee's lifetime, the Option shall be exercisable only by the Employee. Any attempt by the Employee to transfer, assign, pledge, hypothecate or otherwise dispose of, or any attempt to subject to execution, attachment or similar process, any part of the Option, contrary to the provisions of the Plan and this Agreement shall be void and ineffectual, shall give no right to the purported transferee, and shall result in the forfeiture of the Option.

       (e)  Any question concerning Termination of
Employment, Disability, Retirement, or changes in employment status specified in Section 9.2 of the Plan, shall be determined by the Committee, whose determination shall be final.

       (f) Nothing contained in this Agreement shall restrict the right of the Company or any of its Subsidiary corporations to terminate the Employee's employment at any time, with or without cause. Termination of Employment, whether by the Company or any of its Subsidiary corporations or otherwise, and regardless of the reason therefore, shall have the results provided for in the relevant sections of the Plan and this Agreement.

       (g) Subject to the terms and conditions set forth in this Agreement and in the Plan, the Option shall be exercised by notice to the Plan administrator as designated from time to time by the Company. Information concerning the procedures and requirements for exercising the Option shall be made available to the Employee on or before the first date on which any portion of the Option becomes exercisable.

       (h) The date of the exercise of the Option with respect to any particular shares shall be the date on which the notice and payment, as specified by the Plan administrator, shall be received by the Company or its agent.

       [(i) In the event that the Employee tenders Stock in full or partial payment for the exercise of the Option, a Replacement Option to purchase that number of shares of Stock equal to the number of shares tendered shall immediately and automatically be issued to the Employee. If the Employee has tendered Stock in payment of any withholding tax obligation incurred upon exercise of the Option, the number of shares subject to the Replacement
Option shall be increased by the number of shares of Stock tendered in payment of such tax. The purchase price of the stock subject to the Replacement Option shall be equal to the closing price of the Stock on the New York Stock Exchange on the date the Option is exercised, as specified in paragraph
(h) of this Agreement. The Replacement Option shall be exercisable with respect to ____% of the shares on ___________________ and additional installments of ____%, and ____% on _________________ and ________________.
Each installment shall remain exercisable until the Expiration
Date.]

       (j) In addition to the terms and conditions of this Agreement and the provisions of the Plan, the Option is subject to execution by the Employee of the attached Non-Competition Agreement which is hereby incorporated into this Agreement by reference.

In consideration of the Option covered by this Agreement, and for other good and valuable consideration, the parties hereto indicate their agreement by their signatures below.

ALEXANDER & ALEXANDER SERVICES INC.


_____________________________________________


Pursuant to Section 4.5 of the Plan, the Employee's right to the Option covered by this Agreement is subject to execution of the Agreement. Please indicate acceptance of the Option covered by this Agreement, subject to the restrictions and upon the terms and conditions set forth above and in the Plan, by executing this Agreement and the attached Non-
Competition Agreement (in duplicate) and immediately returning to ________________________________ the enclosed duplicate originals (one copy). It will be assumed that the Option has been declined if acceptance has not been received within thirty (30) days of the receipt of this Agreement.



       Accepted & Agreed to:


___________________________________________
Employee's Signature          Date